EXHIBIT 10.2

                 CHANGE-IN-CONTROL EXECUTIVE SEVERANCE AGREEMENT

     This Change-in-Control Executive Severance Agreement (this "Agreement"), executed and effective on April 30, 2007 (the "Effective Date"), is by and between Delta Petroleum Corporation, a Delaware corporation (the "Company"), and John R. Wallace (the "Executive").

                             STATEMENT OF PURPOSE

     The Company and Executive entered into that certain Change-in-Control Executive Severance Agreement executed on May 5, 2005 which subsequently expired. The Company desires, for its continued success, to have the benefit of services of experienced management personnel like the Executive. The Board of Directors of the Company (the "Board") therefore believes that it is in the best interest of the Company and its shareholders that, in the event of a prospective Change-in-Control of the Company, the Executive be reasonably secure in his employment and position with the Company, so that the Executive can exercise independent judgment as to the best interest of the Company and its shareholders, without distraction by any personal uncertainties or risks regarding the Executive's continued employment with the Company created by the possibility of such a Change-in-Control. Therefore, the Company and the Executive now desire to enter into this Agreement to assure severance benefits to the Executive in connection with certain terminations of employment upon or after a Change-in-Control of the Company.

                                   AGREEMENT

     In consideration of the statements made in the Statement of Purpose and the mutual agreements set forth below, the Company and the Executive hereby enter into this Agreement, as follows:

     1. Definitions and Interpretation. Various terms used in this Agreement are defined in Exhibit A, and each of the defined terms used in this Agreement begins with a capital letter. Various interpretative matters for this Agreement are also set forth in Exhibit A which is an integral part of this Agreement and incorporated herein by reference.

     2. Effect of Agreement. Severance and other benefits shall be provided under this Agreement only in the event of a Severance Payment Event (as defined in Exhibit A). If there is not a Severance Payment Event, then any severance or other post-termination benefits shall be provided under the terms and conditions of the Employment Agreement (as defined in Exhibit A) to the extent applicable.

     3. Severance Benefits. Upon the occurrence of a Severance Payment Event, in addition to any other severance or employment-termination compensation or benefits to which the Executive may be entitled from the Company or any Subsidiary under the terms of any Plan (other than a severance benefits plan for employees generally) of which the Executive was a participant or a beneficiary immediately before the Severance Payment Event, the following shall occur:

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          (a)   The Company shall pay the Executive in cash, within five
Business Days after the Severance Payment Event, all of his Base Salary and all other earned but unpaid cash compensation or entitlements due to the Executive through (and including) the date of the Severance Payment Event, including unused earned and accrued vacation pay and unreimbursed reimbursable business expenses.

          (b) The Company shall make the Severance Payment in cash in a lump sum to be paid to the Executive within five Business Days after the Severance Payment Event.

          (c) The Company shall provide or arrange to provide the Executive (whether or not under any Welfare Benefit Plan then maintained), at the Company's sole expense and for the Benefit Continuation Period, Welfare Benefits that are substantially the same as the Welfare Benefits provided to the Executive (and the Executive's spouse, dependents and beneficiaries) immediately before the Severance Payment Event, except that the Welfare Benefits to which the Executive is entitled under this subsection (c) will be subject to the Executive's compliance with the restrictions set out in Sections 4 through 13, and will be reduced to the extent that comparable welfare benefits are received by the Executive from an employer other than the Company or any Subsidiary during the Benefit Continuation Period; provided, however, for any Welfare Benefits other than health insurance, in lieu of paying from such Welfare Benefits during the Benefit Continuation Period, within 30 days after the Severance Payment Event, the Company shall pay to Executive an amount equal to 36 times the excess of (i) the monthly premium payable immediately prior to the Severance Payment Event for such Welfare Benefits substantially similar to those which Executive (and Executive's dependents) were receiving at such time, over (ii) the aggregate monthly premiums(s) charged to the Executive for such coverage at such time. The fact that the cost of the participation by the Executive, or the Executive's spouse, dependents or beneficiaries, in any Welfare Benefit Plan was paid indirectly by the Company, as a reimbursement or a credit to the Executive, before the Severance Payment Event does not mean that the corresponding Welfare Benefits were not "provided to the Executive" by the Company for the purpose of this subsection (c). Notwithstanding the foregoing, this subsection (c) shall not apply if the Severance Payment Event is attributable to the death of Executive; in such event, the Designated Beneficiary, spouse and dependents of Executive shall be entitled to whatever rights and benefits they have under the Plan(s) at the time of death and nothing herein shall be construed to limit such rights and benefits. In the event that the Company cannot provide coverage under any Welfare Benefit Plan, as described in this subsection (c), for the entire Benefit Continuation Period, or any portion thereof, for whatever reason, then the Company shall pay the actuarial equivalent of the present value of such foregone coverage for Executive (and his spouse, dependents and beneficiaries, as applicable) directly to Executive in a cash lump sum payment. Such determination for each affected Welfare Benefit Plan shall be made in good faith by the Compensation Committee.

          (d) Each Stock Award outstanding immediately before the Severance Payment Event and not yet exercised or forfeited (as the case may be) will automatically accelerate and become fully vested, exercisable, or

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nonforfeitable upon the Severance Payment Event, as though all requisite time had passed to fully vest the Stock Award or cause it to become exercisable or nonforfeitable. In addition to Stock Awards, any compensation due under a performance-based, long-term incentive plan of the Company or a Subsidiary will automatically accelerate and become fully payable and nonforfeitable upon the Severance Payment Event, as though all requisite time had passed to fully vest such compensation and all requisite performance goals attributable thereto have been fully attained or satisfied. Notwithstanding anything to the contrary, if the terms and conditions of any Stock Award or compensation due under a plan or agreement expressly provide for acceleration of such Stock Award or compensation upon a Severance Payment Event in a manner inconsistent with the foregoing in relation to an event constituting a Severance Payment Event, then such specific terms and conditions shall prevail with respect to such Stock Award or compensation.

     In the event of any change to a Welfare Benefits Plan following a Severance Payment Event, Executive and his spouse, dependents and beneficiaries, as applicable, shall be treated consistently with the then-current officers of the Company (or its successor) with respect to the terms and conditions of coverage and other substantive provisions of the Welfare Benefits Plan. Executive and his spouse hereby agree to acquire and maintain any and all coverage for themselves and dependents that either or both of them are entitled to at any time under (i) a health plan offered by another employer or (ii) the Medicare program or any other medical coverage program of the United States or any agency thereof.

     Notwithstanding any provision of this Agreement to the contrary, in order to receive the severance benefits payable under Section 3(c) following a Severance Payment Event, the Executive must first execute an appropriate release agreement (on a form provided by the Company) whereby the Executive agrees to release and waive, in return for such severance benefits, any federal or state claims or causes of action that he has or may have against the Company or a Subsidiary including, without limitation, for unlawful discrimination, harassment or retaliation; provided, however, such release agreement shall not release any claim or cause of action by or on behalf of the Executive for (a) any payment or benefit that may be due or payable under this Agreement or any Plan prior to the receipt thereof, (b) any willful failure by the Company to cooperate with Executive (i) in exercising his vested stock options or (ii) in the receipt of the proceeds from, or sale of, his shares of restricted stock in the Company, each in accordance with the terms of the respective Plan and stock option and restricted stock agreement, as applicable, (c) non-payment of salary or benefits to which he is entitled from the Company as of the Severance Payment Event, or (d) a breach of this Agreement or the Employment Agreement by the Company.

     Notwithstanding any provision hereof to the contrary, the severance benefits and post-termination restrictive covenants as provided in this Agreement shall not duplicate, or otherwise be in addition to, similar severance benefits or covenants provided under the Employment Agreement.
This Agreement shall control and govern over the Employment Agreement in such respect but only upon the occurrence of a Severance Payment Event hereunder.

     4. Nondisclosure and Noncompetition. As an inducement to the Company to enter into this Agreement, the Executive represents to and covenants with or in favor of the Company his compliance with the restrictive covenants in

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Sections 5 through 13, as a condition to the Company's obligation to continue to provide severance benefits to Executive under Section 3 and to make Gross-Up Payments to the Executive under Section 14. The Company may refuse to continue providing those severance benefits or to make any Gross-Up Payment if there is demonstrable noncompliance by Executive, as reasonably determined in good faith by the Compensation Committee with notice to Executive and 30 days to appeal such decision to the Compensation Committee.

     5.   Trade Secrets.

          (a) Access to Trade Secrets. As of the Effective Date and on an ongoing basis, the Company agrees to give Executive access to Trade Secrets which the Executive did not have access to, or knowledge of, before the Effective Date.

          (b) Access to Specialized Training. As of the Effective Date and on an ongoing basis, the Company has provided, and agrees to provide on an ongoing basis, Executive with Specialized Training which the Executive did not have access to, or knowledge of, before the Effective Date.

          (c) Agreement Not to Use or Disclose Trade Secrets. In exchange for the Company's promises to provide Executive with access to Trade Secrets and Specialized Training and the other benefits provided under this Agreement, Executive agrees that he will not during the Employment Period, or at any time thereafter, disclose to anyone, including, without limitation, any person, firm, corporation or other entity, or publish or use for any purpose, any Trade Secrets and Specialized Training, except as required in the ordinary course of the Company's business or as authorized by the Board.

          (d) Agreement to Refrain from Defamatory Statements. Executive shall refrain, both during the Employment Period and thereafter, from publishing any oral or written statements about any directors, officers, employees, agents, investors or representatives of the Company or any Affiliate that are slanderous, libelous, or defamatory; or that disclose private or confidential information about the business affairs, directors, officers, employees, agents, investors or representatives of the Company or any Affiliate; or that constitute an intrusion into the seclusion or private lives of any of such directors, officers, employees, agents, investors or representatives; or that give rise to unreasonable publicity about the private lives of such persons; or that place any such person in a false light before the public; or that constitute a misappropriation of the name or likeness of any such person. A violation or threatened violation of these restrictive covenants may be enjoined by a court of law notwithstanding the arbitration provisions of Section 22.

     6. Duty to Return Company Documents and Property. Upon termination of the Employment Period, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or relating to its business, in Executive's possession, whether prepared by Executive or others. If at any time after the Employment Period, Executive determines that he has any Trade Secrets in his possession or control, Executive shall immediately return them to the Company, including all copies thereof.

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     7.   Best Efforts and Disclosure.  Executive agrees that, while he is employed with the Company, he shall devote his full business time and attention to the Company's business and shall use his best efforts to promote its success. Further, Executive shall promptly disclose to the Company all ideas, inventions, computer programs, and discoveries, whether or not patentable or copyrightable, which he may conceive or make, alone or with others, during the Employment Period, whether or not during working hours, and which directly or indirectly:

          (a) relate to a matter within the scope, field, duties or responsibility of Executive's employment with the Company; or

          (b) are based on any knowledge of the actual or anticipated business or interests of the Company; or

          (c) are aided by the use of time, materials, facilities or information of the Company.

     Executive assigns to the Company, without further compensation, any and all rights, title and interest in all such ideas, inventions, computer programs and discoveries in all countries of the world. Executive recognizes that all ideas, inventions, computer programs and discoveries of the type described above, conceived or made by Executive alone or with others within 12 months after the Employment Termination Date (voluntary or otherwise), are likely to have been conceived in significant part either while employed by the Company or as a direct result of knowledge Executive had of proprietary information or Trade Secrets. Accordingly, Executive agrees that such ideas, inventions or discoveries shall be presumed to have been conceived during his Employment Period, unless and until the contrary is clearly established by the Executive.

     8. Inventions and Other Works. Any and all writings, computer software, inventions, improvements, processes, procedures and/or techniques which Executive may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time during the Employment Period, whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Executive agrees to take any and all actions necessary or appropriate so that the Company can prepare and present applications for copyright or Letters Patent therefor, and secure such copyright or Letters Patent wherever possible, as well as reissue renewals, and extensions thereof, and obtain the record title to such copyright or patents. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any such writings, computer software, inventions, improvements, processes, procedures and techniques. Executive acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions, and to take all action necessary to discharge the obligations of the Company.

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     9.   Non-Solicitation Restriction.  To protect Trade Secrets, it is necessary to enter into the following restrictive covenants which are ancillary to the enforceable promises between the Company and Executive in Sections 5 through 8 and other provisions of this Agreement. Only if there is a Severance Payment Event that results from Executive's voluntary termination of employment for Good Reason, Executive hereby covenants and agrees that he will not, directly or indirectly, without the prior written consent of the Board or the Compensation Committee, either individually or as a principal, partner, agent, consultant, contractor, employee, or as a director or officer of any entity, or in any other manner or capacity whatsoever, except on behalf of the Company, solicit business, or attempt to solicit business, in products or services competitive with any products or services offered or performed by the Company or any Subsidiary with respect to any property, drilling program, or oil or gas development prospect, project or field, in which the Company or any Subsidiary does business or has any business interest as of the Severance Payment Event, or either (a) from those individuals or entities with whom the Company or Subsidiary was involved with, or participated in, any oil or gas exploration or development project or (b) with respect to any property in which the Company or Subsidiary had any working, royalty or other interest, at any time during the two year period ending on the Employment Termination Date. The prohibitions set forth in this Section 9 shall remain in effect for a period of one (1) year following the Employment Termination Date.

    10. Non-Competition Restriction. Executive hereby agrees that in order to protect Trade Secrets, it is necessary to enter into the following restrictive covenant which is ancillary to the enforceable promises between the Company and Executive in Sections 5 through 9 and other provisions of this Agreement. Only if there is a Severance Payment Event that results from Executive's voluntary termination of employment for Good Reason, Executive hereby covenants and agrees that during the Employment Period, and for a period of one (1) year following the Employment Termination Date due to such Severance Payment Event, Executive will not, without the prior written consent of the Board or the Compensation Committee, become interested in any capacity in which Executive would perform any similar duties to those performed while at the Company, directly or indirectly (whether as proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee, or in any other capacity), with respect to any property, drilling program, oil or gas leasehold, project or field, in which the Company or any Subsidiary participates, or has any investment or other business interest in, within the Restricted Territory or within five
(5) miles of the boundary of any existing Company leasehold in the United States in which the Company or Subsidiary has conducted business at any time within the two-year period immediately preceding the Severance Payment Event within a two-year period from such date (a "Competing Enterprise"); provided, however, Executive shall not be deemed to be participating or engaging in a Competing Enterprise solely by virtue of his ownership of not more than one percent (1%) of any class of stock or other securities of the Competing Enterprise which are publicly traded on a national securities exchange or in a recognized over the counter market.

    11. No-Recruitment Restriction. Executive agrees that during the Employment Period, and for a period of one (1) year following the Employment Termination Date due to any Severance Payment Event, Executive will not,

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either directly or indirectly, or by acting in concert with others, solicit or influence, or seek to solicit or influence, any employee or independent contractor performing services for the Company or any Subsidiary to terminate, reduce or otherwise adversely affect his or her employment or other relationship with the Company or any Subsidiary.

    12. Tolling. If Executive violates any of the restrictions contained in Sections 5 through 11, then notwithstanding any provision hereof to the contrary, the restrictive period will be suspended and will not run in favor of Executive from the time of the commencement of any such violation until the time when the Executive cures the violation to the reasonable satisfaction of the Board or Compensation Committee.

    13. Reformation. If a court or arbitrator rules that any time period or the geographic area specified in any restrictive covenant in Sections 5 through 12 is unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of such unenforceable portion, or both, so that the restrictions may be enforced in the geographic area and for the time to the full extent permitted by law.

    14.   Golden Parachute Excise Taxes; Section 409A.

          (a) If all or any portion of the Total Severance Benefits payable under this Agreement and any other agreement under which a Stock Award or other compensation has been granted to Executive as determined without regard to any additional payments required under this Section 14 (a "Payment"), would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment ("Gross-Up Payment") from the Company in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

          (b) Subject to subsection (c) of this Section 14, all determinations required to be made under this Section 14, including whether and when a Gross-Up Payment is required, the amount of any Gross-Up Payment, and the assumptions to be used in arriving at such determination, shall be made by the Accounting Firm, which shall be retained to provide detailed supporting calculations to the Parties within 20 Business Days of the Accounting Firm's receipt of written notice from the Company or the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be paid solely by the Company. Each determination by the Accounting Firm shall be binding upon the Parties. Any Gross-Up Payment determined to be due to the Executive shall be paid by the Company within five Business Days of the Company's receipt of the Accounting Firm's determination. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments not made by the Company should have been made consistent with the calculations required to be made under this Section 14 ("Underpayment"). If

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the Company exhausts its remedies under subsection (c) of this Section 14 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          (c) The Executive shall Notify the Company of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. That Notice shall be given as soon as practicable, but no later than 20 Business Days after the Executive is informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid or appealed. The Executive shall not pay any amount required by such claim before the expiration of the 30-day period following the date on which he gives such Notice (or such shorter period ending on the date that any payment of taxes is due with respect to such claim). If the Company Notifies the Executive before the expiration of such period that it desires to contest such claim, the Executive shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim;

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including accepting representation with respect to such claim by counsel or accountants (or both) selected by the Company and reasonably acceptable to the Executive;

               (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

               (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify the Executive, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this subsection (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, direct the Executive either to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Company shall determine. If the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify the Executive, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such

                                      8


advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Further, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable under this Section 14, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the Executive's receipt of an amount advanced by the Company under subsection (c) above, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of subsection (c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive's receipt of an amount advanced by the Company under subsection (c) above, a determination is made that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund within 30 days after such determination, then such advance shall be forgiven and not be required to be repaid and, in such event, the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

     For purposes of calculating any income taxes attributable to the Payment, Executive shall be deemed for all purposes to be paying income taxes at the highest marginal federal income tax rate, taking into account any applicable surtaxes and other generally applicable taxes which have the effect of increasing the marginal federal income tax rate and, if applicable, at the highest marginal state income tax rate, to which the Payment and Executive are subject. An example of the calculation of the Gross-Up Payment is set forth below. Assume that the Excise Tax rate is 20%, the highest federal marginal income tax rate is 40% and Executive is not subject to state income taxes. Further assume that Executive has received an excess parachute payment in the amount of $200,000, on which $40,000 ($200,000 x 20%) in Excise Taxes are due. The amount of the required Gross-Up Payment is thus computed to be $100,000, i.e., the Payment of $100,000, less additional Excise Taxes on the Payment of $20,000 (i.e., 20% x $100,000) and less income taxes on the Payment of $40,000 (i.e., 40% x $100,000), yields the net of $40,000, which is the amount of the Excise Taxes owed by Executive in respect of the original excess parachute payment.

     Executive agrees to reasonably cooperate with the Company to minimize the amount of the excess parachute payments, including, without limitation, assisting the Company in establishing that some or all of the payments received by Executive that are "contingent on a change," as described in
Section 280G(b)(2)(A) of the Code, are reasonable compensation for personal services actually rendered by Executive before the date of such change or to be rendered by Executive on or after the date of such change. Notwithstanding the foregoing, Executive shall not be required to take any action which his attorney or tax advisor advises him in writing (i) is improper or (ii) exposes Executive to personal liability. Executive may require the Company to deliver to Executive an indemnification agreement, in

                                      9


form and substance reasonably satisfactory to him, as a condition to taking any action required by this paragraph.

     The Company shall make any Gross-Up Payment required to be made under this Section 14 in a cash lump sum after the date on which Executive received or is deemed to have received any such excess parachute payment subject to Excise Tax. Any Gross-Up Payment which is not paid within 10 Business Days of receipt by the Company of Executive's written demand therefor shall thereafter be deemed delinquent, and the Company shall pay to Executive immediately upon demand interest at the rate of 10% per annum from the date such Payment becomes delinquent to the date of payment of such delinquent sum with interest.

     In the event that there is any change to the Code which results in the recodification of Section 280G or Section 4999 of the Code, or in the event that either such section of the Code is amended, replaced or supplemented by other provisions of the Code of similar import ("Successor Provisions"), then this Agreement shall be applied and enforced with respect to such new Code provisions in a manner consistent with the intent of the Parties as expressed herein, which is to assure that Employee is in the same after-tax position and has received the same benefits that he would have been in and received if any taxes imposed by Section 4999 (or any Successor Provisions) had not been imposed.

     If the Accounting Firm determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Taxes are payable by Executive, the Accounting Firm shall furnish Executive with a written opinion that failure to disclose or report the Excise Taxes on Executive's federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or any other penalty.

     The Company shall indemnify and hold harmless the Executive, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities ("Losses") incurred by Executive with respect to the exercise by the Company of any of its rights under this Section 14, including, without limitation, any Losses related to the Company's decision to contest a claim of any imputed income to Executive. Any payments owing to Executive under this Section 14 and not made within 10 Business Days of delivery to the Company of evidence of Executive's entitlement thereto shall be paid to Executive together with interest computed at the rate of 10% per annum to the date of payment of such delinquent sum with interest.

          (e)   Section 409A of the Code.

               (i) Anything in this Agreement to the contrary notwithstanding, if (1) on the date of a Severance Payment Event, any of the Company's stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and
(2) as a result of the Severance Payment Event, the Executive would receive any payment that, absent the application of this paragraph (e), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest

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of (i) 6 months after the Severance Payment Event, (ii) the Executive's death or (iii) such other date as will cause such payment not to be subject to such interest and additional tax.

               (ii) It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

    15. Executive's Legal Expenses. The Company shall pay the Executive an amount equal to the reasonable legal fees and other expenses incurred in good faith by him in obtaining or retaining payments and benefits under this Agreement, including all such fees and expenses (if any) in enforcing, in good faith, any right or benefit provided by this Agreement or in connection with the contest or defense of any tax audit or proceeding by the Internal Revenue Service to the extent that Section 4999 of the Code is alleged or claimed to apply to any payment or benefit provided under this Agreement.
The Company will be obligated under the preceding sentence even if the Executive is not successful in any enforcement claim or counterclaim by him, or in any such tax contest or defense, so long as he acted in good faith.
The Company shall make any payment required by this Section 15 within 20 Business Days after Notice from the Executive requesting payment and providing such evidence of the incurrence of those fees and expenses as the Company may reasonably request.

    16. No Mitigation. If a Severance Payment Event occurs, the Executive need not seek other employment or attempt in any way to reduce the amount of payments due to Executive under this Agreement, except as expressly provided in Section 3.

    17. No Set-off. The Company's obligations under this Agreement are absolute and unconditional, and not subject to any set-off, counterclaim, recoupment, defense, or other right that the Company or any Subsidiary may have against the Executive, except as expressly provided in Section 3 and
Section 14.

    18. Tax Withholding. The Company shall withhold from any payments or benefits under this Agreement (whether or not otherwise acknowledged under this Agreement) all federal, state, local, or other taxes as it is legally required to withhold.

    19. Employment Status. Nothing in this Agreement provides the Executive with any right to continued employment with the Company or any Subsidiary, or shall interfere with the Company's right to terminate the Executive's employment at any time subject to the Company's obligations under the Employment Agreement.

    20. No Exclusivity. Nothing in this Agreement prevents or limits the Executive's participation in any Plan for which the Executive may qualify or shall impair any rights that the Executive may have under any other contract or agreement with the Company or any Subsidiary.

    21. Indemnification. The Company shall indemnify, defend and hold harmless the Executive from and against any and all liability, costs and damages arising from his service as an employee, officer or director of the Company and/or its Affiliates as required by the articles of incorporation or bylaws of the Company. This Section 21 shall not limit in any way the rights of Executive to any other indemnification from the Company or an Affiliate, as a matter of law, contract or otherwise.

    22. Mandatory Arbitration. Except as provided in subsection (h) of this Section 22, any Dispute must be resolved by binding arbitration in accordance with the following:

         (a) Either Party may begin arbitration by filing a demand for arbitration in accordance with the Arbitration Rules and concurrently Notifying the other Party of that demand. If the Parties are unable to agree upon a panel of three arbitrators within ten days after the demand for arbitration was filed (and do not agree to an extension of that ten-day period), either Party may request the Denver office of the American Arbitration Association ("AAA") to appoint the arbitrator or arbitrators necessary to complete the panel in accordance with the Arbitration Rules. Each arbitrator so appointed shall be deemed accepted by the Parties as part of the panel.

          (b) The arbitration shall be conducted in the Denver, Colorado metropolitan area at a place and time agreed upon by the Parties with the panel, or if the Parties cannot agree, as designated by the panel. The panel may, however, call and conduct hearings and meetings at such other places as the Parties may agree or as the panel may, on the motion of one Party, determine to be necessary to obtain significant testimony or evidence.

          (c) The panel may authorize any and all forms of discovery upon a Party's showing of need that the requested discovery is likely to lead to material evidence needed to resolve the Dispute and is not excessive in scope, timing, or cost.

          (d) The arbitration shall be subject to the Federal Arbitration Act and conducted in accordance with the Arbitration Rules to the extent that they do not conflict with this Section 22. The Parties and the panel may, however, agree to vary to provisions of this Section 22 or the matters otherwise governed by the Arbitration Rules.

          (e) The arbitration hearing shall be held within 60 days after the appointment of the panel. The panel's final decision or award shall be made within 30 days after the hearing. That final decision or award shall be made by unanimous or majority vote or consent of the arbitrators constituting the panel, and shall be deemed issued at the place of arbitration. The panel's final decision or award shall be based on this Agreement and applicable law.

          (f) The panel's final decision or award may include injunctive relief in response to any actual or impending breach of this Agreement or any other actual or impending action or omission of a Party under or in connection with this Agreement.

          (g) The panel's final decision or award shall be final and binding upon the Parties, and judgment upon that decision or award may be entered in any court having jurisdiction. The Parties waive any right to apply or appeal to any court for relief from the preceding sentence or from any decision of the panel made before the final decision or award.

          (h) Nothing in this Section 22 limits the right of either Party to apply to a court having jurisdiction to (i) enforce the agreement to arbitrate in accordance with this Section 22, (ii) seek provisional or temporary injunctive relief, in response to an actual or impending breach of the Agreement or otherwise so as to avoid an irreparable damage or maintain the status quo, until a final arbitration decision or award is rendered or the Dispute is otherwise resolved, or (iii) challenge or vacate any final arbitration decision or award that does not comply with this Section 22. In addition, nothing in this Section 22 prohibits the Parties from resolving any Dispute (in whole or in part) by agreement.

     The panel may proceed to an award notwithstanding the failure of any Party to participate in such proceedings. The prevailing Party in the arbitration proceeding may be entitled to an award of reasonable attorneys' fees incurred in connection with the arbitration in such amount, if any, as determined by the panel in its discretion. The costs of the arbitration shall be borne equally by the Parties unless otherwise determined by the panel in its award.

     The panel shall be empowered to impose sanctions and to take such other actions as it deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law which cannot be waived.

     This Section 22 shall not preclude the Parties at any time from mutually agreeing to pursue non-binding mediation of the Dispute.

    23. Company's Successor. In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor to all or substantially all of the Company's business or assets (whether direct or indirect and whether by purchase, reorganization, merger, share exchange, consolidation, or otherwise) to expressly assume and agree to perform the Company's obligations under this Agreement to the same extent, and in the same manner, as the Company would be required to perform if no such succession had occurred. This Agreement shall be binding upon, and inure to the benefit of, any successor to the Company.

    24. Executive's Successor. This Agreement shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, Designated Beneficiary, administrators, executors and heirs. If the Executive should die after a Severance Payment Event, but before any payment or benefit to which the Executive is entitled under this Agreement has been received by the Executive, all payments or benefits to which the Executive would have been entitled had he continued to live (other than any such Welfare Benefits that, by their terms, terminate upon the Executive's death) shall be made or provided in accordance with this Agreement to the representatives, executors, or administrators of the Executive's estate.

    25. Restricted Assignment. Except as expressly provided in Sections 23 and 24, neither Party may assign, transfer, or delegate this Agreement or any of its or his rights or obligations under this Agreement without the prior written consent of the other Party. Any attempted assignment, transfer, or delegation in violation of the preceding sentence shall be void and of no effect.

    26. Waiver and Amendment. No term or condition of this Agreement shall be deemed waived other than by a writing signed by the Party against whom or which enforcement of the waiver is sought. Without limiting the generality of the preceding sentence, a Party's failure to insist upon the other Party's strict compliance with any provision of this Agreement or to assert any right that a Party may have under this Agreement shall not be deemed a waiver of that provision or that right. Any written waiver shall operate only as to the specific term or condition waived under the specific circumstances and shall not constitute a waiver of that term or condition for the future or a waiver of any other term or condition. No amendment or modification of this Agreement shall be deemed effective unless stated in a writing signed by the Parties.

    27. Entire Agreement. This Agreement, including the Statement of Purpose and any other agreement referenced herein, contains the Parties' entire agreement regarding the subject matter of this Agreement and supersedes all prior agreements and understandings between them regarding such subject matter. The Parties have made no agreements, representations, or warranties regarding the subject matter of this Agreement that are not set forth in this Agreement.

    28. Notice. Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), prepaid telecopy or facsimile, or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below that Party's signature on this Agreement, or at such other address as the recipient has designated by Notice to the other Party.

     Each notice or communication so transmitted, delivered, or sent in person, by courier or messenger service, or by certified United States mail shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal.) Nevertheless, if the date of delivery is after 5:00 p.m. on a Business Day, the notice or other communication shall be deemed given, received, and effective on the next Business Day.

    29. Executive Acknowledgment. Executive acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read this Agreement and understands its terms and conditions, (c) he has had ample opportunity to discuss this Agreement with his legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party. Executive represents that he is free to enter into this Agreement including, without limitation, that he is not subject to any restrictive covenant that would conflict with his duties under this Agreement.

    30. Severability. It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 22), the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

    31. Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The words "herein," "hereof," "hereunder" and other compounds of the word "here" shall refer to the entire Agreement and not to any particular provision.

    32. Governing Law; Jurisdiction. All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Colorado, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Colorado. Jurisdiction and venue of any action or proceeding relating to this Agreement or any Dispute (to the extent arbitration is not required under Section 22) shall be exclusively in Denver, Colorado.

    33. Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.

    34. Counterparts. This Agreement may be signed in counterparts, with the same effect as if both Parties had signed the same document. All counterparts shall be construed together to constitute one, and the same, document.

                           [Signature page follows.]


     IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date first above written.
WITNESS:

     IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date first above written.

WITNESS:                               EXECUTIVE:


Signature: /s/ Cheryl LaGeunesse       Signature: /s/ John R. Wallace
Name: Cheryl LaJeunesse                Name: John R. Wallace
Date: April 30, 2007                   Date: April 30, 2007

                            Address for Notices:

                            John R. Wallace
                            Delta Petroleum Corporation
                            370 17th Street, Suite 4300
                            Denver, Colorado  80202

ATTEST:                                COMPANY:


By: /s/ Cheryl LaJeunesse              By: /s/ Roger A. Parker
Title: Executive Assistant             Title: Chairman / CEO
Name: Cheryl LaJeunesse                Name:  Roger A. Parker
Date: April 30, 2007                   Date:  April 30, 2007


                            Address for Notices:

                            Delta Petroleum Corporation
                            c/o Chairman of the Board
                            370 17th Street, Suite 4300
                            Denver, Colorado 80202

                                   EXHIBIT A
                                      TO
                CHANGE-IN-CONTROL EXECUTIVE SEVERANCE AGREEMENT

     DEFINED TERMS. In the Agreement, the following terms have the corresponding meanings:

     "Accounting Firm" means an independent certified public accounting firm selected by the Company and reasonably acceptable to the Executive; provided, however, the firm selected must be within the top 15 in the United States at such time as the Agreement is in effect based on annual revenues for CPA firms in the preceding year.

     "Acquiring Person" means any Person (other than an Excluded Person) who or which, alone or together with all Affiliates and Associates of that Person, is the Beneficial Owner of 35% or more of the Voting Securities of the Company then outstanding.

     "Affiliate" and "Associate" have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act.

     "Agreement" means the Change-in-Control Executive Severance Agreement between the Parties, as may hereafter be amended or supplemented, of which this Exhibit A is a part.

     "Arbitration Rules" means the Rules for Commercial Arbitration of the American Arbitration Association as in effect at the time of arbitration of a Dispute.

     "Base Salary" means the Executive's annual Base Salary from the Company under, and as defined in, the Employment Agreement.

     "Beneficial Owner" means beneficial owner as defined in Rule 13d-3 under the Exchange Act. ("Beneficially Owns" has the correlative meaning.) Any calculation of the number of Voting Securities outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Voting Securities of which any Person is the Beneficial Owner, shall be made in accordance with Rule 13d-3(d)(1)(i) under the Exchange Act.

     "Benefit Continuation Period" means 36 consecutive months after a Severance Payment Event.

     "Board" means the Board of Directors of the Company.

     "Business Day" means any Monday through Friday, excluding any such day on which banks are authorized to be closed in Colorado.

     "Cause" means any of the following: (A) the Executive's conviction by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony or entering the plea of nolo contendere to such crime by the Executive; (B) the commission by the Executive of a material and demonstrable act of fraud, or a material and demonstrable misappropriation of funds or property, of or upon the Company or any Affiliate; (C) the knowing engagement by the Executive, without the written approval of the Board or Compensation Committee, in any material activity which directly competes with the business of the Company or any Affiliate, or which would directly result in a material injury to the business or reputation of the Company or any Affiliate; or (D) (i) the material breach by Executive of any material provision of this Agreement or the Employment Agreement, or (ii) the willful, material and repeated nonperformance of Executive's duties to the Company or any Subsidiary (other than by reason of Executive's illness or incapacity), but only under clauses
(C), (D) (i) or (D) (ii) after Notice from the Board or Compensation Committee of such material breach or nonperformance (which Notice specifically identifies the manner and sets forth specific facts, circumstances and examples of which the Board or Compensation Committee believes that Executive has breached the Agreement or the Employment Agreement or not substantially performed his duties) and his continued willful failure to cure such breach or nonperformance within the time period set by the Board or Compensation Committee but in no event more than 60 calendar days after his receipt of such Notice; and, for purposes of clause
(D), no act or failure to act on Executive's part shall be deemed "willful" unless it is done or omitted by Executive without his reasonable belief that such action or omission was in the best interest of the Company (assuming disclosure of the pertinent facts, any action or omission by Executive after consultation with, and in accordance with the advice of, legal counsel reasonably acceptable to the Company shall be deemed to have been taken in good faith and to not be willful for purposes of this Agreement).

     "Change-in-Control" means the occurrence of any one or more of the following:

          (i) Any Person becomes an Acquiring Person, except as the result of (A) any acquisition of Voting Securities of the Company by the Company or
(B) any acquisition of Voting Securities of the Company directly from the Company (as authorized by the Board).

          (ii) Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board unless such change was approved by at least two-thirds (2/3) of the Incumbent Board; and for this purpose, any individual who becomes a member of the Board after the date of this Agreement whose election, or nomination for election by holders of the Company's Voting Securities, was approved by the vote of at least a majority of the individuals then constituting the Incumbent Board shall be considered a member of the Incumbent Board (except that any such individual whose initial election as director occurs as the result of an actual or threatened election contest, within the meaning of Rule 14a-11 under the Exchange Act, or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered).

          (iii) The consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company unless, in any case, the Persons who or which Beneficially Own the Voting Securities of the Company immediately before that transaction Beneficially Own, directly or indirectly, immediately after the transaction, at least 70% of the Voting Securities of the Company or any other corporation or other entity resulting from or surviving the transaction (including a corporation or other entity which, as the result of the transaction, owns all or substantially all of Voting Securities of the Company or all or substantially all of the Company's assets, either directly or indirectly through one or more subsidiaries) in substantially the same proportion as their respective ownership of the Voting Securities of the Company immediately before that transaction.

          (iv) The Company's shareholders approve a complete liquidation or dissolution of the Company or a sale of substantially all of its assets.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time. References herein to any Section of the Code shall include any successor provisions of the Code.

     "Common Stock" means the common stock, $.01 par value per share, of the Company.

     "Company" means Delta Petroleum Corporation, a Colorado corporation.

     "Compensation Committee" means the then-current compensation committee of the Board.

     "Disability" shall mean that Executive is entitled to receive long term disability ("LTD") income benefits under the LTD plan or policy maintained by the Company that covers Executive. If, for any reason, Executive is not covered under such LTD plan or policy, then "Disability" shall mean a "permanent and total disability" as defined in Section 22(e)(3) of the Code and Treasury regulations thereunder. Evidence of such Disability shall be certified by a physician acceptable to both the Company and Executive. In the event that the Parties are not able to agree on the choice of a physician, each shall select one physician who, in turn, shall select a third physician to render such certification. All costs relating to the determination of whether Executive has incurred a Disability shall be paid by the Company. Executive agrees to submit to any examinations that are reasonably required by the attending physician to determine whether he has a Disability.

     "Designated Beneficiary" means the Executive's surviving spouse, if any. If there is no such surviving spouse at the time of Executive's death, then the Designated Beneficiary hereunder shall be Executive's estate.

     "Dispute" means any dispute, disagreement, claim, or controversy arising in connection with or relating to the Agreement or the validity, interpretation, performance, breach, or termination of the Agreement.

     "Employment Agreement" means the Executive Employment Agreement between the Parties dated as of January 1, 2006, as may hereafter be amended or supplemented.

     "Employment Period" means the time period during which Executive is employed as an employee or officer of the Company or any Subsidiary.

     "Employment Termination Date" means the date that the Executive's employment with the Company and any Subsidiary is terminated for whatever reason.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     "Excise Tax" means the excise tax imposed by Section 4999 of the Code, with all interest and penalties, if any, incurred with respect to such excise tax.

     "Excluded Person" means:

          (i) the Executive or any group (within the meaning of Section 13(d)(3) of the Exchange Act) of which the Executive is a member;

          (ii) any Person that controls (as defined in Rule 12b-2 under the Exchange Act) the Company as of the date of the Agreement or any group of which any such Person is a member;

          (iii) any employee-benefit plan, or related trust, sponsored or maintained by the Company or any of its Subsidiaries, or any trustee or other fiduciary thereof; or

          (iv) any corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Voting Securities of the Company.

     "Good Reason" means the occurrence of any one or more of the following events (within the period beginning six (6) months prior to a Change-in-Control and ending at the end of the twenty-fourth (24th) month immediately following the month in which the Change-in-Control occurred), except as a result of actions taken in connection with termination of the Executive's employment for Cause or Disability, and without Executive's specific written consent:

          (i) If the Company becomes a division, a wholly or majority-owned subsidiary or other similar captive entity of another person or entity or combination thereof (i.e. of a "parent"); and if the Executive is not placed in the identical or equivalent position within the parent person or entity, then such occurrence will be deemed to be an assignment of duties materially inconsistent with Executive's position as described above thereby constituting Good Reason. The assignment to the Executive of any duties inconsistent in any material respect with the Executive's position, within the 6 month period prior to Change-in-Control or two years thereafter, which in this definition includes status, reporting relationship to the top-paid corporate executive, office, title, scope of responsibility over corporate level staff or operations functions, or responsibilities as an officer of the Company or any other material diminution in the Executive's position, authority, duties, or responsibilities, other than (in any case or circumstance) an isolated and inadvertent action not taken in bad faith that is remedied by the Company promptly within 30 days after Notice thereof to the Company by the Executive;

          (ii) the Company's requiring the Executive to be based at any office or location farther than 35 miles from the Executive's office or principal job location immediately before such change, except for required business travel to an extent substantially consistent with the Executive's travel obligations immediately before the change;

          (iii) a reduction in the Executive's Base Salary or annual bonus opportunity of more than five percent (5%) from the highest amount in effect at any time within six months before the Change-in-Control;

          (iv) a failure of the Company to provide salary increases to Executive as consistent with the market and, in the event of a disagreement between the Parties, such determination shall be made by the Compensation Committee based on the appropriate base pay annual adjustment norms for similar executives as determined from the Conference Board's Annual Salary Increase Budget publication (or an equivalent independent authoritative source as determined by the Compensation Committee);

          (v) the failure by the Company or any Subsidiary to continue to provide the Executive with compensation that is equal or comparable to the Executive's total compensation under the Employment Agreement as in effect immediately before the change, unless an equitable arrangement (embodied in an ongoing substitute or alternative Plan or arrangement) has been made with respect to that compensation or any component thereof, or the failure by the Company or any Subsidiary to continue the Executive's participation in any compensation Plan in which the Executive participates immediately before the change (or in any substitute or alternative Plan or arrangement) on a basis not materially less favorable to the Executive, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, than existed at any time within six (6) months before the Change-in-Control;

          (vi) the failure by the Company or any Subsidiary to continue to provide the Executive with benefits similar in all material respects to those enjoyed by the Executive under the Employment Agreement and under any Plan in which the Executive was participating at any time within six (6) months before the Change-in-Control, the taking of action by the Company or any Subsidiary which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at any time within six (6) months before the Change-in-Control, or the failure by the Company or any Subsidiary to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company and its Subsidiaries in accordance with the Company's or a Subsidiary's vacation policy in effect at any time within six (6) months before the Change-in-Control, or

          (vii) Any failure by the Company to obtain an assumption of this Agreement by its successor in interest pursuant to Section 23.

     Notwithstanding the foregoing definition of "Good Reason," the Executive cannot terminate his employment hereunder for Good Reason unless he (a) first notifies the Board or Compensation Committee in writing of the event (or events) which the Executive believes constitutes a Good Reason event under subparagraphs (i), (ii), (iii), (iv), (v), (vi) or (vii) above within 150 calendar days from the date of such event, and (b) provides the Company with at least 30 calendar days to cure, correct or mitigate the Good Reason event so that it either (1) does not constitute a Good Reason event hereunder or
(2) Executive specifically agrees, in writing, that after any such modification or accommodation made by the Company that such event shall not constitute a Good Reason event hereunder.

     "Incumbent Board" means the members of the Board on the effective date of the Agreement (subject, however, to clause (ii) of the definition of "Change-in-Control").

     "Notice" means a written communication complying with Section 28 ("Notify" has the correlative meaning).

     "Parties" means, collectively, the Company and the Executive. ("Party" means either the Company or the Executive).

     "Person" means any individual, firm, corporation, partnership, limited liability company, trust, or other entity, including any successor (by merger or otherwise) of such entity.

     "Plan" means any bonus, incentive compensation, savings, retirement, stock option, stock appreciation, stock ownership or purchase, pension, deferred compensation, or Welfare Benefits plan, policy, practice, program, or arrangement of (including any separate contract or agreement with) the Company or any Subsidiary for its employees, but does not include the Employment Agreement.

     "Restricted Territory" means, collectively Denver, Colorado (and within a 100-mile radius of the boundaries of Denver, Colorado); each county (or equivalent subdivision) of any state, district, or territory of the United States of America as to which the Company conducts its business; and each county (or equivalent territory) adjacent to any of the preceding counties (or equivalent territories).

     "Severance Payment" means an amount equal to three (3) times the sum of:

          (i) the Executive's highest Base Salary in effect at any time within 12 months before the Change-in-Control; plus

          (ii) the highest amount of the annual automobile allowance payable to the Executive within 12 months before the Change-in-Control; plus

          (iii) an amount equal to the annual average of the annual bonuses (includes any incentive cash compensation) paid or payable to the Executive by the Company and any Subsidiary for the three fiscal years of the Company immediately preceding the fiscal year in which the Change-in-Control occurs, but not less than the greater of (a) Executive's highest annual target bonus during any of these three preceding fiscal years or (b) the Executive's targeted bonus for the fiscal year in which the Change-in-Control occurs.

     Notwithstanding the foregoing provisions of this definition, in the event that the Severance Payment Event is attributable to termination of Executive's employment due to his death or Disability, the term "three (3) times" shall be replaced by "two (2) times" in the first line of this definition.

     For clause (iii) of this definition: (a) the calculation of the average of the annual bonuses of the Executive shall include a fiscal year during which the Executive was employed by the Company and a participant in a bonus or incentive cash compensation Plan even if the Executive did not earn any bonus or incentive cash compensation for that fiscal year; (b) the bonus or incentive cash compensation paid or payable to the Executive for only part of a fiscal year of the Company shall be annualized (on the same basis as the one on which the bonus or compensation was prorated) for that fiscal year to calculate the average; and (c) the "targeted bonus" for the fiscal year of the Company in which the Change-in-Control occurs shall be the amount identified as a "target" by the Board (or the committee thereof that administers the bonus or incentive cash compensation Plan) for the Executive.

     "Severance Payment Event" means the termination of the Executive's employment with the Company and all Affiliates, for any reason other than (a) voluntarily by the Executive without Good Reason or (b) involuntarily by the Company for Cause, which termination occurs at any time within the period beginning six (6) months prior to a Change-in-Control and ending at the end of the twenty-fourth (24th) month immediately following the month in which the Change-in-Control occurred. Any termination of Executive's employment that does not occur within the prescribed time limits, or is otherwise not described in the first sentence hereof, shall not be considered a Severance Payment Event. Any transfer of the Executive's employment from the Company to an Affiliate, from an Affiliate to the Company, or from one Affiliate to another Affiliate, is not a termination of the Executive's employment by the Company for purposes of the Agreement (though any such transfer might, depending on the circumstances, constitute or result in a termination of employment by the Executive for Good Reason).

     "Specialized Training" includes the training the Company provides to Executive that is unique to its business and enhances Executive's ability to perform Executive's job duties effectively. Specialized Training includes, without limitation, sales methods/techniques training; operation methods training; engineering and scientific training; and computer and systems training.

     "Stock Award" means a stock option, stock appreciation right, restricted stock grant, performance share plan, or any other agreement in which the Executive has, or will (by the passage of time only, not based on the Executive's performance) have, (a) an interest in capital stock of the Company or a right to obtain capital stock or an interest in capital stock of the Company, or (b) an interest or right whose economic value depends solely on the performance of the capital stock of the Company.

     "Subsidiary" means a corporation or other entity, whether incorporated or unincorporated, of which at least a majority of the Voting Securities is owned, directly or indirectly, by the Company.

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     "Total Severance Benefits" means the Severance Payment; all other payments and benefits received or to be received by the Executive under the Agreement; and all payments, awards, distributions, and benefits (and accelerations of any payment, award, distribution, or benefit), if any, to which the Executive may be entitled, under any Plan or any other contract or agreement, upon or as the result of a Change-in-Control or the termination of his employment with the Company, or both.

     "Trade Secrets" means any and all information and materials (in any form or medium) that are proprietary to the Company or a Subsidiary, or are treated as confidential by the Company or Subsidiary as part of, or relating to, all or any portion of its or their business, including information and materials about the products and services offered, or the needs of customers served, by the Company or Subsidiary; compilations of information, records and specifications, properties, processes, programs, and systems of the Company or Subsidiary; research of or for the Company or Subsidiary; and methods of doing business of the Company or Subsidiary. Trade Secrets include, without limitation, all of the Company's or Subsidiary's technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which is either developed by the Executive alone, with others or by others; lists of customers; identity of customers; existing or prospective oil or gas properties, investors, participation agreements, working, royalty or other interests; contract terms; bidding information and strategies; pricing methods or information; computer software; computer software methods and documentation; hardware; the Company's or Subsidiary's methods of operation; the procedures, forms and techniques used in servicing accounts or properties; seismic, geophysical, petrophysical, or geological data; well logs and other well data; and other documents, information or data that the Company requires to be maintained in confidence for the Company's business success.

     "Voting Securities" means securities or other interests having by their terms ordinary voting power to elect members of the board of directors of a corporation or individuals serving similar functions for a noncorporate entity.

     "Welfare Benefits" means medical, prescription, dental, disability, group life, and accidental death insurance (whether funded by insurance policy or self-insured by the Company or any Subsidiary) provided or arranged by the Company or any Subsidiary to be provided to its employees or former employees.

     "Welfare Benefit Plan" means any Plan that provides any Welfare
Benefits.

     INTERPRETIVE MATTERS. In the interpretation of the Agreement, except where the context otherwise requires:

          (a) "including" or "include" does not denote or imply any limitation;

          (b)   "or" has the inclusive meaning "and/or";

                                     A-8

          (c) the singular includes the plural, and vice versa, and each gender includes each of the others;

          (d) captions or headings are only for reference and are not to be considered in interpreting the Agreement;

          (e) "Section" refers to a Section of the Agreement, unless otherwise stated in the Agreement;

          (f)   "month" refers to a calendar month; and

          (g) a reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof.








































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